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                                                                    Exhibit 7(c)

                             FORWARD VENTURES III, L.P.,
                            a Delaware limited partnership

                            LIMITED PARTNERSHIP AGREEMENT


    This Agreement is made and entered into as of the 30th day of August, 1996, by and among Forward III Associates L.L.C., a Delaware limited liability company (the "General Partner"), and each of the persons and entities the names of which are set forth under the heading "Limited Partners" on the Schedule of Partners attached hereto, which hereby form Forward Ventures 111, L.P., a Delaware limited partnership (the "Partnership or "Forward III"), pursuant to the Delaware Revised Uniform Limited Partnership Act, as follows:

                                      ARTICLE I.

                                 NAME, CHARACTER, AND
                           PRINCIPAL OFFICE OF PARTNERSHIP

    1.1 PARTNERSHIP NAME. The name of the Partnership is Forward Ventures 111, L.P. The partners of the Partnership are the General Partner and the, Limited Partners (the "Partners"). The affairs of the Partnership shall be conducted under the Partnership name or such other name as the General Partner may, in its discretion, determine.

    1.2 PARTNERSHIP PURPOSE. The primary purpose of the Partnership is to make venture capital investments, principally by investing in equity or equity-oriented securities of privately-held, early-stage emerging biotechnology and health care related companies. The Partnership may also participate in, among other things, leveraged acquisitions of privately held and publicly held corporations (or divisions, subsidiaries or other business units thereof) and investments in securities of publicly held corporations that appear to be undervalued or that offer the opportunity for significant capital appreciation. The general purposes of the Partnership are to buy, hold, sell, and otherwise invest in Securities, whether readily marketable or not; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Securities held or owned by the Partnership-, to enter into, make, and perform all contracts and other undertakings; and to engage in all activities and transactions as may be necessary, advisable, or desirable, as determined by the General Partner, to carry out the foregoing.

    1.3 PRINCIPAL OFFICE; REGISTERED OFFICE. The principal office of the Partnership shall be 10975 Torreyana Road, Suite 230, San Diego, California 92121, or such other place or places within the United States as the General Partner may from time to time designate. The Partnership's registered office in Delaware, and the name of the registered agent for service of process, shalt be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other place or persons as the General Partner may from time to time designate.


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                                     ARTICLE VII.

                         MANAGEMENT, DUTIES, AND RESTRICTIONS

    7.1 MANAGEMENT. The General Partner shall have the sole and exclusive right to manage, control, and conduct the affairs of the Partnership and to do any and all acts on behalf of the Partnership (including exercise of rights to elect to adjust the tax basis of Partnership assets and to revoke such elections and to make such other tax elections as the General Partner shall deem appropriate).

    7.2  INDEBTEDNESS; RESTRICTIONS; REINVESTMENTS.

    (a) Without the consent of the Advisory Committee, the General Partner may not borrow money or otherwise incur indebtedness on behalf of the Partnership or guaranty indebtedness of companies of which the Partnership holds Securities in an amount in excess of one million dollars ($1,000,000); PROVIDED THAT no borrowing or guaranty shall be made by the Partnership if the Limited Partners would be required to. recognize unrelated business taxable income within the meaning of Section 512 of the Code as a result thereof.

    (b) Except with the approval of the Advisory Committee, the Partnership shall not invest: (i) more than ten percent (10%) of the aggregate amount of the Partners' Capital Commitments to the Partnership in the Securities of any one issuer; PROVIDED THAT such restriction shall not prohibit the investment of up to one million five hundred thousand dollars ($1,500,000) nor permit the investment of more than four million dollars ($4,000,000) in the Securities of any one issuer; (ii) in Securities in the over-the-counter market or in Securities that are listed on a securities exchange or (iii) in partnerships with investment objectives similar to those of the Partnership.

    (c) The Partnership shall not reinvest any proceeds realized on the sale of Securities in the Partnership's venture capital portfolio; provided that such proceeds may be reinvested in (i) Money Market Investments and (ii) Securities other than Money Market Investments provided that the Partnership's cumulative investment in Securities other than Money Market Investments over the term of the Partnership shall not exceed one hundred ten percent (110%) of the Partners' Capital Commitments to the Partnership.

    (d) The Partnership shall not invest primarily in leveraged acquisitions of privately or publicly held corporations.


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